                                                                       Exhibit 5

                                                            March 24, 1998

Premier Parks Inc.
Six Flags Entertainment Corporation
122 East 42nd Street
New York, New York 10168

                Re: Registration Statement on Form S-3
                   (File No. 333-46897)
                   --------------------------------------------------

Gentlemen:

    We refer to the above-captioned registration statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by Premier Parks Inc., a Delaware corporation (the "Company"), and Six flags Entertainment Corporation, a Delaware corporation ("SFEC"), with the Securities and Exchange Commission, in connection with SFEC's offering of $170
million in aggregate principal amount of its           % Senior Notes due 2006
(the "SFEC Senior Notes") to be guaranteed on an unsecured subordinated basis (the "Note Guarantee" and, together with the SFEC Senior Notes, the "Securities") by the Company. Capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Registration Statement.

    In connection with the foregoing, we have examined the originals or photocopies or certified copies of such records of the Company and SFEC, certificates of officers of the Company, SFEC and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified copies or photocopies and the authenticity of such latter documents.

    Based on our examination mentioned above, and such other investigation as we have deemed necessary, we are of the opinion that the Securities to be issued by SFEC and the Company pursuant to the Registration Statement and in accordance with the terms of the Indenture will, upon issuance and authentication by the trustee under the Indenture, be legally issued, fully paid and non-assessable and constitute binding obligations of SFEC and the Company, enforceable in accordance with their terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors.

Premier Parks Inc.
Six Flags Entertainment Corporation
March 24, 1998
Page two

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,